Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.1

License And Distribution Agreement

By and Between

NovaDel Pharma Inc.

and

Mist Acquisition , LLC

Dated as of October 27, 2009

-i-

LICENSE AND DISTRIBUTION AGREEMENT
THIS LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”) is dated as of October 27, 2009 (the “Effective Date”) by and between NovaDel Pharma Inc., a Delaware corporation having a principal place of business at 25 Minneakoning Road, Flemington, New Jersey 08822 (“NovaDel”), and Mist Acquisition, LLC, a Delaware limited liability company (“Mist”) having a principal place of business at 11 Commerce Dr., 1st Floor, Suite #100, Cranford, New Jersey 07016.  NovaDel and Mist are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, NovaDel is the owner of the NovaDel Technology and desires to grant Mist the right to use the NovaDel Technology to Commercialize and Manufacture NitroMist®; and

WHEREAS, Mist desires to obtain from NovaDel the right to use the NovaDel Technology to Commercialize and Manufacture NitroMist® and to utilize its Affiliates to Commercialize NitroMist®.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

                  ARTICLE 1
DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Affiliate” means a Person that controls, is controlled by or is under common control with a Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such stock shall not necessarily preclude the existence of control), or by contract or otherwise.  Notwithstanding the foregoing, for purposes of this Agreement, Akrimax shall be deemed to be an Affiliate of Mist.

1.2 “Akrimax” means Akrimax Pharmaceuticals, LLC, a Delaware limited liability Company and for purposes of this Agreement, an Affiliate of Mist.

1.3 “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are required to be closed.

1.4 “Commercialization” and “Commercialize” mean any and all activities, excluding Development or Manufacturing, necessary or desirable to realize commercial sales of Product in accordance with Law, including distributing, importing, transporting, customs clearance, export, warehousing, packing, handling and delivering to customers, as well as offering for sale and sales, marketing, promoting and reimbursement related activities, including booking sales.  When used as a verb “Commercialize” means to engage in Commercialization.

1.5 “Commercially Reasonable Efforts” means, with respect to a Party, exerting such effort and employing such resources as would normally be exerted or employed by a similarly situated pharmaceutical company for the regulatory approval, manufacture, shipping and commercialization of a pharmaceutical or biologic product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of Third Parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions.  Commercially Reasonable Efforts shall be determined on a market-by-market basis for Product.

1.6 “Control” means, with respect to any intellectual property right or other tangible or intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

1.7 “Develop” and “Development” means any and all activities necessary or desirable to research, develop and obtain Regulatory Approval excluding Manufacturing of a Product in compliance with the Law, including research and development activities related to the generation, characterization, optimization, construction, expression, use and production, test method development and stability testing, toxicology, clinical studies, quality assurance/quality control, delivery systems, formulation, statistical analysis, report writing, product approval and registration activities and all other activities with the intent and for the purpose of generating data for submission to regulatory authorities.  When used as a verb, “Develop” means to engage in Development.

1.8 “Dollars” or “$” shall mean the legal tender of the United States of America.

1.9 “FDA” means the United States Food and Drug Administration or any successor federal agency thereto performing similar functions.

1.10 “First Commercial Sale” means, with respect to a Product, the first commercial sale after receipt of Regulatory Approval for such Product by Mist or its Affiliates or sublicensees to a Third Party in an arms length transaction.

1.11 “Generic Competition” means if at any time a Generic Product or Generic Products available in the Territory have obtained sales greater than *** of the combined sales of Product together with such Generic Product, as measured by number of units sold, over ***, and which Generic Product sales are evidenced by independent market data (where available), such as that published by IMS International, or if such data is not available, such other reliable data source as reasonably determined by the Parties.

1.12 “Generic Product” means a *** product that *** that (a) is *** by a *** that is *** of Mist or its Affiliates (or any of their *** or ***), (b) is a generic product *** *** the

 Product in the Territory, and (c) has been *** that *** to *** to the Product as determined by the FDA and *** on *** and *** for the *** of Product.

1.13 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of any federal, state, province, county, city or other political subdivision thereof, including the FDA.

1.14 “Know-How” means any non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, ideas, discoveries, inventions, trade secrets, practices, methods, protocols, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation, and patent-related and other legal information or descriptions.

1.15 “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority having jurisdiction in the Territory.

1.16 “Losses” means any and all amounts paid or payable to Third Parties with respect to a Third Party Claim, including damages (including all incidental and consequential damages), deficiencies, defaults, awards, settlement amounts, assessments, fines, dues, penalties, costs, liabilities, obligations, taxes, liens, losses, lost profits, fees and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts).

1.17 “Manufacture” means all activities, excluding Development, related to the manufacturing and production of a Product, including manufacturing supplies for Development, manufacturing supplies for Commercialization, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, shipment, and regulatory activities related to any of the foregoing.

1.18 “Net Sales” means the gross amounts invoiced by Mist or its Affiliates or licensees or sublicensees for sales of Product in the Territory, less the following reasonable deductions to the extent included in the gross invoiced sales price for Product or otherwise directly paid, allowed, accrued, or incurred by Mist or its Affiliates or licensees or sublicensees with respect to the sale of Product (if not previously deducted from the amount invoiced): (i) *** actually given; (ii) *** upon *** (except where any such ***); (iii) *** on *** of Product including *** pursuant to any ***; (iv) *** pursuant to ***; (v) ***; (vi) *** *** (if *** or ***  without*** ***);  (vii) *** (other than ***) directly related to *** and (viii) such other similar deductions allowed by GAAP.

For purposes of determining Net Sales, Product shall be *** and ***.  Net Sales shall be accounted for in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied in the jurisdiction in which the sales occur.  In the case of any sale of Product ***, Net Sales shall be calculated as above ***.  Any of the items set forth above that would otherwise *** but which are *** shall not be deducted from the invoice price in the calculation of Net Sales.  In the case of any sale of Product or part thereof ***, such ***, Net Sales shall be determined ***.

1.19 “NDA” shall mean NDA No. ***.

1.20 “NovaDel Know-How” means all Know-How Controlled by NovaDel or an Affiliate of NovaDel as of the Effective Date or, from time to time, during the Term that is necessary to Commercialize the Product in the Territory or to use the NovaDel Process to Commercialize Product in the Territory, but excluding any Know-How to the extent claimed by any NovaDel Patents.

1.21 “NovaDel Patents” means the Patents that NovaDel or any of its Affiliates Controls on the Effective Date or during the Term that claim the Product in the Territory.  The NovaDel Patents as of the Effective Date are set forth on Schedule 1.21.

1.22 “NovaDel Process” means NovaDel’s proprietary lingual spray technology for the delivery of pharmaceutical compounds through the mucosal membrane of the mouth in humans using an aerosol or pump spray device.

1.23 “NovaDel Technology” means the NovaDel Patents and NovaDel Know-How.

1.24 “NovaDel Trademarks” means NitroMist®, Registration # ***.

1.25 “Patent” means (i) patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent, (ii) pending applications for patents, including continuations, continuations-in-part, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations divisional, provisional and substitute applications, and inventors’ certificates, and (iii) all priority applications of any of the foregoing.

1.26 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.27 “Primary Territory” means the United States of America and its territories, possessions and commonwealths including Puerto Rico, US Virgin Islands, Guam, American Samoa, and North Mariana Islands.

1.28 “Product” means the nitroglycerin lingual spray as defined and further described in the NDA.

1.29 “Regulatory Approval” means all approvals, product licenses, registrations or authorizations of the FDA or any equivalent Canadian or Mexican Governmental Authority, necessary for the Development, Manufacture, use or Commercialization of Product in the Territory, including the NDA.

1.30 “Secondary Territory” means Canada and Mexico.

1.31 “Sublicense Income” means all consideration, upfront payments, license fees, and milestone payments received by Mist or its Affiliates for the grant by Mist or its Affiliates of a sublicense to a Third Party; provided, however, that Sublicense Income shall not include *** by Mist or its Affiliates *** in respect of: (a) *** and *** of Mist or its Affiliates; provided that any *** shall be ***; and (b) *** under other provision contained in this Agreement.

1.32 “Territory” means the Primary Territory and Secondary Territory.

1.33 “Third Party” means any entity other than NovaDel or Mist or their respective Affiliates.

Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; (d) the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified and (e) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement and (f) the phrase “unreasonably withheld”, when used in connection with the right of a Party to consent or approve an action, shall mean that such consent or approval shall not be unreasonably withheld, conditioned or delayed.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
Akrimax	1.2
Breaching Party	9.2.1
Change of Control	9.2.4
Commercialization Plan	3.2.1
Competitive Products	3.4
Confidential Information	5.1.1
Disclosing Party	5.1.1
Effective Date	Preamble
Force Majeure Event	11.2
GAAP	1.18
Indemnification Claim Notice	8.2
Indemnified Party	8.2
Indemnifying Party	8.2
Indemnitee	8.2
Indemnitees	8.2
Mist Indemnitees	8.1.2
NovaDel	Preamble

Definition	Section
NovaDel Indemnitees	8.1.1
Parties	Preamble
Party	Preamble
Patent Challenge	2.5
Product Marks	2.6
Receiving Party	5.1.1
Representatives	10.1
Security Agreement	7.1.2(j)
Term	9.1
Third Party Claim	8.1.1

                      ARTICLE 2
LICENSES

2.1 Licenses to Mist.  Subject to the terms and conditions of this Agreement, NovaDel hereby grants to Mist an exclusive license, with the right to sublicense (subject to Section 2.2) under and to the NovaDel Technology and NovaDel Trademarks to Manufacture and Commercialize Product in the Territory.

2.2 Sublicensing.  Mist shall have the right to grant sublicenses under the grant in Section 2.1 to Affiliates and/or Third Parties pursuant to a separate written agreement, subject to the following requirements and conditions:

2.2.1 Mist must obtain NovaDel’s prior written consent in respect of each such sublicense to a Third Party which consent shall not be unreasonably withheld, delayed or conditioned.

2.2.2 Except to the extent the Parties otherwise agree pursuant to the terms of a particular sublicense granted under this Section 2.2 any sublicense agreement must be fully consistent with the terms and conditions of this Agreement, and provide that the sublicensee will indemnify NovaDel and its Affiliates to the extent provided in Section 8.1.1.

2.2.3 Within five (5) Business Days after execution or receipt thereof, as applicable, Mist shall provide NovaDel with a full and complete copy of each sublicense agreement granted hereunder and shall deliver copies of all reports relating to the Product (including relating to royalties and other payments) received by Mist from such sublicensees.

2.2.4 Termination of this Agreement by NovaDel with respect to Mist shall not terminate any sublicense granted by Mist pursuant to this Section 2.2 with respect to a sublicensee, provided that (i) such sublicensee is not in breach of any material provision of this Agreement or the applicable sublicense agreement, (ii) such sublicensee shall perform all obligations of Mist under this Agreement, (iii) NovaDel shall have all rights with respect to any and all sublicensees as it had hereunder with respect to Mist prior to termination of this Agreement with respect to Mist, and (iv) Mist shall include in any sublicense a provision in which said sublicensee acknowledges its obligations to NovaDel hereunder and the rights of NovaDel to terminate such sublicense agreement for a material breach of such sublicense agreement by such sublicensee.  The failure of Mist to include in a sublicense the provisions referenced in clause (iv) shall render the affected sublicense void.

2.2.5 During the Term, Mist shall remain responsible for complying with all terms and conditions of this Agreement regardless of whether a sublicensee performs any part of this Agreement, including royalty payments for Net Sales by Mist or its sublicensees and shall be responsible for breaches or non-compliance by any such sublicensee.  In addition, Mist shall ensure that each of its sublicensees accepts and complies with all of the terms and conditions of this Agreement as if such sublicensees were a party to this Agreement.

2.2.6 Nothing herein shall preclude or otherwise prevent Mist or its Affiliates or sublicensees from utilizing the services of a contract sales organization or co-promotion partner to Commercialize the Product in the Territory.

2.2.7 Notwithstanding anything herein to the contrary, Mist can utilize the services of its Affiliates to Commercialize the Product in the Territory and grant to such Affiliates such licenses and rights as necessary to Commercialize the Product in the Territory and exercise such other rights herein without the consent of NovaDel.

2.3 No Implied Licenses.  Except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any intellectual property, whether by implication, estoppel or otherwise owned or licensed by such Party.  No implied licenses are granted under this Agreement.  Each Party hereby covenants and agrees not to use or sublicense any of its rights under the licenses set forth in this ARTICLE 2 except as expressly permitted in this Agreement.

2.4 Retained Rights.  Except for the express rights granted to Mist in this Agreement, Mist shall not enjoy or exercise any proprietary or property right or otherwise have any other right, title or interest in, to or under the NovaDel Technology and Mist shall not represent to any Third Party that it has any such proprietary or property right, or any other right, title or interest.  Furthermore, any rights of NovaDel not expressly granted to Mist under the provisions of this Agreement shall be retained by NovaDel.

2.5 Patent Challenge.  NovaDel will be permitted to terminate this Agreement by written notice, effective upon receipt by Mist, if Mist or its Affiliates directly, or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge the validity or enforceability of, or oppose any extension of or the grant of a supplementary protection certificate with respect to, any NovaDel Patent related to Product (each such action, a “Patent Challenge”).  Mist will include provisions in all agreements granting sublicenses of Mist rights hereunder providing that if the sublicensee or its Affiliates undertake a Patent Challenge, Mist will be permitted to terminate such sublicense agreement.  If a sublicensee of Mist (or an affiliate of such sublicensee) undertakes a Patent Challenge, then Mist upon receipt of written notice from NovaDel of such Patent Challenge will terminate the applicable sublicense agreement.  If Mist fails to so terminate such sublicense agreement, NovaDel may terminate Mist’s right to sublicense covered by such sublicense agreement and any sublicenses previously granted shall automatically terminate.  In connection with such sublicense termination, Mist shall cooperate with NovaDel’s reasonable requests at NovaDel’s expense to cause such a terminated sublicensee to discontinue activities with respect to the Product.

2.6 Trademarks.  Subject to Section 9.3.1(b), Mist, either directly or through its Affiliates, shall select, register and own the trademarks, trade dress, logos, slogans and internet domain names including any of the foregoing for the Product for use in the Territory (the “Product Marks”) provided that Mist and/or its Affiliates may utilize the NovaDel Trademark as the trade name for the Product. For purposes of clarity, the term Product Marks shall not include the corporate names and logos of NovaDel or its Affiliates.  Subject to Section 9.3.1(b), for the avoidance of doubt, NovaDel shall have no right, title or interest in the Product Marks.

2.6.1 Mist acknowledges that NovaDel is the owner of all rights, title and interest to the NovaDel Trademark and all associated goodwill.  Mist will not attack, dispute, or contest the validity or the ownership of the NovaDel Trademark or any registrations issued or issuing with respect thereto, both during the Term and thereafter.  Mist’s use of the NovaDel Trademark shall inure to the benefit of NovaDel, for all purposes including NovaDel Trademark registrations.  In the event Mist acquires any rights relating to the NovaDel Trademark for any reason, Mist agrees to assign, and hereby does assign, at no cost, all such rights, together with any related goodwill, to NovaDel.  Mist shall use its Commercially Reasonable Efforts not to knowingly do any act which would or might endanger, destroy or similarly affect the value of the goodwill pertaining to the NovaDel Trademark nor do any act which might support a petition to cancel any registration relating to the NovaDel Trademark or cause the applicable registrar to require a disclaimer of exclusive rights in such NovaDel Trademark nor assist any other person or other entity directly or indirectly in such act.  Mist will immediately execute any documents presented to it by NovaDel to confirm NovaDel’s ownership of all such rights.

2.6.2 Mist shall not use or register the NovaDel Trademark or trade names so resembling the NovaDel Trademark as to be likely to cause confusion or deception both during the Term and thereafter.

2.6.3 Mist shall promptly notify NovaDel in writing of any alleged infringement or unauthorized use of which it becomes aware by a Third Party of the NovaDel Trademark and provide NovaDel with any applicable evidence of infringement or unauthorized use.

2.6.4 Mist shall use all legends, notices and markings as required by law and as reasonably necessary to maintain the validity of the NovaDel Trademark and shall conduct their activities under this Agreement in a lawful manner.

2.6.5 Mist shall not sell, market, distribute or use for any purpose any Product or marketing, packaging or labeling materials related to the Product which are damaged, defective or otherwise fail to meet the specification or quality standards or the NovaDel Trademark usage requirements of this Agreement.

2.7 Rights in Bankruptcy.  All rights and licenses granted under or pursuant to any article or section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to be “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  If a case is commenced during the Term by or against NovaDel under the U.S. Bankruptcy Code then, unless and until this Agreement is rejected as provided in the U.S. Bankruptcy Code, NovaDel (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party.  If the U.S. Bankruptcy Code case is commenced during the

Term by or against NovaDel, and this Agreement is rejected as provided in the U.S. Bankruptcy Code, Mist shall have the right to elect to retain its rights hereunder as provided in the U.S. Bankruptcy Code.

ARTICLE 3
COMMERCIALIZATION AND DISTRIBUTION

3.1 Overview and Diligence.  Except as otherwise set forth in this Agreement, Mist shall, either directly or through its Affiliates, be responsible for Commercializing the Product in the Territory.  Mist shall, either directly or through its Affiliates, use Commercially Reasonable Efforts to Commercialize the Product in the Primary Territory and, to the extent Product in any country of the Secondary Territory obtains Regulatory Approval, in the Secondary Territory.

3.2 Commercialization Plans and Reports.

3.2.1 Commercialization Plans. Mist shall, or shall cause an Affiliate to, prepare a written commercialization plan that describes the significant Commercialization activities to be undertaken by Mist or its Affiliates with respect to the Product for each country in the Territory in the next calendar year (“Commercialization Plan”).  By no later than November 1 of each calendar year, Mist shall, or shall cause an Affiliate to, prepare and deliver to NovaDel an updated Commercialization Plan for the subsequent calendar year (i.e., Nov 2010 for calendar year 2011); provided, however, for the initial Commercialization Plan for the Primary Territory, Mist (or its designated Affiliate) shall have one hundred eighty (180) days after the Effective Date to prepare and deliver such initial Commercialization Plan to NovaDel.  The Commercialization Plan for such Product shall also include a good faith forecast of Net Sales of Product in the Territory for such calendar year.

3.2.2 Reports.  By no later than March 1 for each calendar year during the Term, Mist shall prepare and deliver to NovaDel a written report summarizing Mist’s and/or its Affiliates significant Commercialization activities (as applicable) with respect to the Product in the Territory performed by Mist during the prior calendar year.

3.3 Overall Commercialization Expenses and Responsibilities.  Mist shall bear all costs and expenses associated with the Commercialization of Product in the Territory.  Mist either directly or through its Affiliates, shall have the responsibility to distribute, sell, record sales and collect payments for Product in the Territory.  Mist either directly or through its Affiliates, shall have responsibility for establishing and modifying the terms and conditions with respect to the sale of Product in the Territory, including the price or prices at which the Product in the Territory will be sold, any discount applicable to payments or receivables, and similar matters.  All Product shall be sold under Drug Labeler Code of either Mist or an Affiliate thereof and in Mist or such Affiliate’s trade dress.

3.4 Restrictions.  During the Term, Mist and each of its Affiliates shall not, without first seeking the prior written consent of NovaDel, directly or indirectly, with or through a Third Party: (a) import into the Territory any prescription pharmaceutical products containing nitroglycerin which (i) are of an identical or substantially similar nature to the Product or (ii) are competitive with the Product (“Competitive Products”); (b) be engaged or involved in any way within the Territory in the sales, promotion, manufacture or distribution of any Competitive Products; (c) export, or enter into any agreement which would result in the export of, the Product outside the Territory; or (d) directly or indirectly promote, distribute, advertise or deal with the sale of the Product outside the Territory.  Notwithstanding the foregoing, nothing herein shall prevent Mist or its Affiliates from Commercializing an authorized generic of the Product during the Term; provided, however, that such Commercialization shall not take place prior to three (3) months from the date of anticipated Generic Competition; provided, further, however, that sales by Mist, its Affiliates and sublicensees of such authorized generic of the Product shall be considered sales of Product for purposes of the calculation of Net Sales hereunder and shall not be included as sales of Generic Product in the calculation pursuant to Section 4.3 for purposes of reducing the performance payments.

3.5 Mist’s Obligations.  During the Term, Mist shall, either directly or through its Affiliates:

3.5.1 Use Commercially Reasonable Efforts to promote, sell, advertise and generally create a demand for, the Product within the Primary Territory and to the extent Product in any country of the Secondary Territory obtains Regulatory Approval, including by (a) distributing the Product to meet all reasonable demands for the Product and (b) providing and maintaining adequate sales, services and warehouse facilities;

3.5.2 Comply with all applicable Laws existing in the Territory from time to time in relation to the Product and the performance of its obligations under this Agreement; and shall obtain and maintain, or cause to be obtained and maintained, all necessary licenses, registrations, certifications, exemptions, and permits required under applicable Laws; prepare and submit, or caused to be prepared and submitted, any required reports, applications, supplements, or other filings to the relevant Governmental Authorities as may be required under the applicable Laws for any activities performed by Mist hereunder; and Mist shall advise NovaDel in writing, within thirty (30) days (or such shorter period of time as may be required by Law for NovaDel to fulfill any of its obligations), of any changes to applicable Law affecting the Product in the Territory or otherwise affecting either of the Parties’ obligations hereunder;

3.5.3 Maintain current detailed customer lists and records relating to the Product sold in the Territory, in such format as NovaDel may reasonably request from time to time, and make such customer lists and records available to NovaDel and its third party representatives, on a quarterly basis or as otherwise reasonably required by NovaDel from time to time;

3.5.4 Not make any promises, representations, warranties, promises or guarantees to customers or Third Parties or to the trade with respect to the Product (including the specifications, features or capabilities thereof) except such as are expressly authorized by NovaDel in writing or included in the Product packaging insert or otherwise in compliance with the applicable Regulatory Approval and it shall represent the Product accurately and fairly and shall refrain from misleading or unethical business practices, conduct its business in a manner that reflects favorably on the Product and the good name, goodwill and reputation of NovaDel, and avoid deceptive or unethical practices, including disparagement of the Product;

3.5.5 Promptly inform NovaDel of any complaint or after-sales enquiry concerning the Product which is received by Mist or its Affiliates; and

3.5.6 Comply with applicable pharmacovigilance and drug safety requirements imposed by FDA and other governmental authorities in the Territory.

Further, pursuant to Section 3.12.1, Mist (or its designated Affiliate) shall retain sole and exclusive rights and responsibilities to communicate with FDA regarding the Product including with respect to the NDA, and shall be solely responsible for ensuring the activities performed hereunder are in compliance with the NDA and for filing any required NDA reports or supplements in connection therewith, but shall provide NovaDel with copies of any such communications.  Mist shall submit to NovaDel copies of all communications which it (or its designated Affiliate) receives from or sends to FDA relating to the Product including all reports and regulatory letters relating to the Product.

3.6 Pharmacovigilance.  Within sixty (60) days after the Effective Date, the Parties will enter into a mutually agreeable pharmacovigilance agreement setting forth the Parties’ respective obligations in detail with respect to pharmacovigilance and the exchange of drug safety data. (the “Pharmacovigilance Agreement”), which will include provisions to ensure full coordination between Mist and NovaDel with regard to the Product and safety reporting, including Mist in-Territory collection and transmission of safety reports to NovaDel, in accordance with global regulations and timelines.  Within the Territory, Mist, either directly or through its Affiliates, shall collect, investigate and report all Product complaints, where there is an associated adverse event or adverse drug reaction, and shall provide copies of such Product complaints to NovaDel within the timelines set forth in the Pharmacovigilance Agreement.

3.7 Product Changes.  Neither Mist nor any of its Affiliates shall make any additions, modifications or alterations to any Product without NovaDel’s prior written consent, which NovaDel may withhold in its absolute discretion.  NovaDel in consultation with Mist and the Third Party manufacturer may at any time make changes in the Product or the method or process of Manufacture or production of the Product that do not materially affect physical or functional interchangeability of the Product.  Such changes and associated costs will be the sole responsibility of NovaDel.  NovaDel will provide Mist and the Third Party Manufacturer with notice of such changes in a timely manner and any potential impact they may have on the current marketing platform of the Product.

3.8 Recalls and Withdrawals.  In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than two (2) Business Days, after receipt thereof.  NovaDel shall determine, in good faith consultation with Mist, whether to initiate any recall or withdrawal of Product in the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall); provided, however that before NovaDel initiates a recall or withdrawal the Parties shall promptly meet and discuss in good faith the reasons therefor and NovaDel shall consider in good faith any comments Mist may have with respect to such recall (except for a recall or withdrawal mandated by a Governmental Authority or a situation that in NovaDel’s sole discretion warrants immediate action, in which case NovaDel may act without such advance notice and consultation, but shall notify Mist immediately thereafter).  In the event of any recall or withdrawal of the Product in the Territory, NovaDel shall implement any action it deems necessary to conduct such recall or withdrawal and bear all associated costs except to the extent such recall or withdrawal is the result of Mist’s negligence, willful misconduct or breach of this Agreement in which case such costs shall be the responsibility of Mist.

3.9 Co-Promotion Option.  NovaDel shall have the right to co-promote the Product in the Territory with Mist ***.  Upon the exercise of such co-promotion option, the Parties shall negotiate in good faith a separate agreement setting forth the terms and conditions pursuant to which the Parties will co-promote the Product in the Territory. In such event, NovaDel will be directly responsible for all costs associated with their co-promotion efforts including any and all reimbursement to Mist for use of marketing materials (i.e., extra printing, training etc.).

3.10 Line Extensions.  Mist, either directly or through its Affiliates, shall have the right to Develop and Commercialize line extensions of the Product in the Territory utilizing NovaDel Technology upon the prior written agreement of NovaDel, such agreement not to be unreasonably withheld, conditioned or denied.  Upon receipt of notice from Mist, the Parties shall negotiate in good faith a separate agreement setting forth the terms and conditions pursuant to which Mist or its designated Affiliates may Develop and Commercialize any line extensions of the Product in the Territory.

3.11 Manufacturing.  Mist, either directly or through its Affiliates, shall be responsible for Manufacturing the Product for Commercialization in the Territory, and costs and expenses in connection therewith.

3.11.1 Manufacturing Transfer.  The Parties acknowledge that as of the Effective Date, NovaDel is in the process of transferring its technology related to commercial manufacturing of the Product to a Third Party contract manufacturer.  Mist, either directly or through its Affiliates, shall assume such transition responsibilities and NovaDel shall provide such reasonable assistance and cooperation as necessary to complete the manufacturing transfer.  NovaDel shall be responsible for any costs and expenses incurred by NovaDel in connection with the Manufacturing transfer prior to the Effective Date and shall indemnify and hold Mist and its Affiliates  harmless for any such costs and expenses.

3.11.2 Agreement with Third Party Manufacturer.  Mist, either directly or through its Affiliates, shall be responsible for entering into an agreement between Mist (or its designated Affiliate) and any Third Party Manufacturer that is necessary to Manufacture and supply Product for the Territory.

3.11.3 Documentation, Scale-Up, Other Costs and Process Improvements.  Mist, at its sole cost and expense, shall bear all scale-up, manufacturing, Chemistry Manufacturing and Controls related activities, documentation, and other costs incurred by Mist or its Third Party contract manufacturer in connection with securing and scaling up future supply of the Product.  Mist, either directly or through its Affiliates, shall be committed to (or committed to working with the Third Party contract manufacturer) in developing and implementing continuous cost, quality and improvement programs by seeking productivity improvements, by minimizing waste and improving yields, by purchasing quality materials at lower cost, by improving Manufacturing processes, by streamlining organizational processes, by reducing cycle times and lead times and the like.

3.11.4 NovaDel Transfer Expenses.  Mist shall, or shall cause an Affiliate to, reimburse NovaDel for all reasonable costs and expenses, if any, incurred by NovaDel (or any of its Affiliates) after the Effective Date in providing the assistance and cooperation in transitioning the Manufacturing, inclusive of site-related expenses such as those charged by the Third Party contract manufacturer through the production of the engineering batches and internal expenses through the Manufacture of the process validation batches.  All reimbursements payable pursuant to this Section shall be made by Mist or its designated Affiliate, as the case may be, within thirty (30) days after submission of a valid invoice by NovaDel.

3.12 NovaDel Obligations.  During the Term:

3.12.1 NovaDel shall at its own cost and expense and no later than thirty (30) days after the Effective Date, designate Mist (or its designated Affiliate) as its authorized agent for all communications with FDA on all matters relative to the NDA and the Product and take all steps that may be necessary to effectuate such designation;

3.12.2 NovaDel shall provide Mist or its designated Affiliate, as applicable, with complete copies of the NDA for the Product and all other applications and correspondence to FDA and other Governmental Authorities in the Primary Territory related to the Product;

3.12.3 NovaDel shall at its own cost and expense maintain and update the NDA for the Product in the Primary Territory and pay any maintenance, facility or other fees related thereto so as to enable Mist and/or its Affiliates to Manufacture and Commercialize the Product in the Primary Territory.  NovaDel shall not withdraw the NDA for the Product in the Primary Territory unless required by the FDA or if mutually agreed upon by the Parties;

3.12.4 NovaDel shall not: (i) seek FDA approval with respect to any Competitive Product in the Primary Territory; (ii) Develop, manufacture or have manufactured any Competitive Product in the Territory, (iii) market or have marketed any Competitive Product in the Territory or (iv) license any Third Party to do any of the foregoing;

3.12.5 NovaDel shall be solely responsible for and pay any royalties or other amounts due to Third Parties under agreements in existence as of the Effective Date related to the Product and shall indemnify and hold Mist and its Affiliates harmless from any claims arising from or related thereto;

3.12.6 NovaDel shall maintain the NovaDel Trademark in full force and effect and pay all maintenance and other fees as and when due; and

3.12.7 NovaDel will provide notice to Mist of any defaults by NovaDel under the Security Agreement and, subject to any confidentiality restrictions, provide Mist with copies of any communications received from the parties to such Security Agreement the extent such communication would have a material adverse effect on the NovaDel Technology, the NovaDel Trademark or the rights and licenses granted to Mist under this Agreement.

ARTICLE 4

FINANCIAL TERMS

4.1 Upfront Payment.  As partial payment for the rights and licenses granted by NovaDel pursuant to this Agreement, Mist shall, or shall cause an Affiliate to, pay to NovaDel, within three (3) Business Days of execution of this Agreement, an amount equal to One Million Dollars ($1,000,000), it being understood that Mist has previously paid to NovaDel $*** of such upfront payment.  Such amount shall be non-creditable and non-refundable

4.2 Milestone Payments.  As further consideration for the rights and licenses granted by NovaDel pursuant to this Agreement, Mist shall, or shall cause an Affiliate to, pay NovaDel the following milestone payments on the date when due:

4.2.1 First Milestone: *** Dollar ($***) within *** of receipt by Mist or its designated Affiliate, as applicable, of *** that *** has been *** ***.

4.2.2 Second Milestone: *** Dollars ($***) on the ***.

4.3 Performance Payments.  As further consideration for NovaDel’s grant of the rights and licenses to Mist hereunder, Mist will, or will cause an Affiliate to, pay to NovaDel an amount equal to seventeen percent (17%) of Net Sales.

4.4 Generic Competition.  At the time when Generic Competition exists, the performance payments set forth in Section 4.3 shall be reduced as follows:

Percentage Sales of Generic Product in Territory For Sales of all Product and Generic Product in the Territory	Resulting Percentage of Net Sales Due NovaDel
0%-***%	***%
***%-***%	***%
***%-***%	***%
***%-***%	***%

For example, if sales of a Generic Product constitute ***% of the total sales of both Product and Generic Product, the performance payment percentage of Net Sales due to NovaDel pursuant to Section 4.3 shall be reduced from ***% to ***%.

4.5 Sublicense Payments.  Mist shall, or shall cause its Affiliates to, pay to NovaDel *** percent (***%) of all Sublicense Income within *** after receipt of the Sublicense Income by Mist or its Affiliates.
4.6 Payment Method.  All amounts due to NovaDel hereunder will be paid in Dollars by wire transfer in immediately available funds to an account designated by NovaDel.

Any undisputed payments or portions thereof due hereunder that are not paid by the date such payments are due under this Agreement will bear simple interest at the lower of a rate per annum equal to (a) *** percent (***%) per month, or (b) the maximum rate permitted by applicable Law, calculated on the number of days such payment is delinquent.

4.7 Payment Schedules; Reports.  Performance payments due pursuant to Section 4.3 are due and payable within forty-five (45) days after the end of each calendar quarter in which there were Net Sales.  Mist or its designated Affiliate, as applicable, will accompany each payment under this Agreement with a report setting forth the amount of gross sales of each Product, a calculation of Net Sales and a calculation of the amount of payment due on such Net Sales (including any adjustment for Generic Competition).

4.8 Records Retention; Audit.

4.8.1 Record Retention.  Mist shall, either directly or through its Affiliates, maintain complete and accurate books, records and accounts relevant for the calculation of Net Sales and Sublicense Income, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts will be retained by Mist or its Affiliates, as applicable, for three (3) years after the end of the period to which such books, records and accounts pertain, or longer as is required by applicable Law.

4.8.2 Audit.  NovaDel will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Mist, to have access during normal business hours, upon reasonable prior written notice and not more than once in each calendar year during the Term and for three (3) years thereafter, or longer as is required by applicable Law, to such of the records of Mist and/or its Affiliates and sublicensees as may be reasonably necessary to verify the accuracy of the calculation of Net Sales and/or Sublicense Income for any calendar year ending not more than three (3) years, or longer as is required by applicable Law, prior to the date of such request.  Results of such inspections shall be made available to both NovaDel and Mist; provided that the accounting firm shall report to NovaDel only the final audited payment amounts to be paid by Mist and its Affiliates and sublicensees.  ***unless the *** in which *** of the *** .

4.8.3 Payment of Additional Amounts.  If, based on the results of any audit, additional payments are owed to NovaDel under this Agreement, then Mist will make, or cause to be made, such additional payments within thirty (30) days after the accounting firm’s written report is delivered to the Parties.  The provisions of Section 4.5 shall apply to such payment as of the date such additional payments were originally due.

4.8.4 Confidentiality.  In connection with its audit rights in this Section 4.8, NovaDel will treat all information that is shared with it in connection with NovaDel’s audit rights under this Section 4.8 in accordance with the provisions of ARTICLE 5.

                    ARTICLE 5
CONFIDENTIALITY
5.1 Confidential Information.

5.1.1 Confidential Information.  As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, generated pursuant to this Agreement or provided pursuant to this Agreement by one Party and its Affiliates (the “Disclosing Party”) to the other Party and its Affiliates (the “Receiving Party”), including information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public.  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement; or

(d) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

5.1.2 Confidentiality Obligations.  Each of NovaDel and Mist shall not, and shall direct its Affiliates not to, disclose, and shall keep all Confidential Information of the other Party confidential with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but in no event less than a reasonable degree of care.  Neither Party shall use such Confidential Information for any purpose other than in performance of, or in exercise of its rights under, this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this ARTICLE 5) that all such directors, managers, employees, independent contractors, agents or consultants comply with such obligations as if they had been a Party hereto.  Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this ARTICLE 5.  It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

5.1.3 Governmental Requirements.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 5.1, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably practical, including seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

5.1.4 Notification.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

5.2 Publicity; Filing of this Agreement.  Any publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that a Party may (a) once a press release or other public announcement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other public announcement without the further approval of the other Party, and (b) any disclosure which is required by applicable Law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party.  To the extent practicable, the non-disclosing Party shall be given at least seven (7) Business Days advance notice of any such legally required disclosure, and shall provide any comments on the proposed disclosure during such period.  To the extent that either Party determines that it or the other Party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange or NASDAQ regulation or any Governmental Authority, including the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, such Party shall promptly inform the other Party thereof.  Prior to making any such filing, registration or notification, the Parties shall agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision.  The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

5.3 Use of Names.  Neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the prior written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may use the name of the other Party in any document filed with any regulatory agency or authority, including the FDA and the Securities and Exchange Commission.

5.4 Confidentiality of this Agreement.  The terms and existence of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this ARTICLE 5.

5.5 Survival.  The obligations and prohibitions contained in this ARTICLE 5 shall survive the expiration or termination of this Agreement for a period of ***.

ARTICLE 6
OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

6.1 Ownership of Intellectual Property.  Subject to the license grants in Section 2.1, NovaDel shall own and retain all right, title, and interest in and to any and all: (a) NovaDel Technology existing at the Effective Date; and (b) Know-How and improvements that are conceived, discovered, developed or otherwise made by or on behalf of either Party (or its Affiliates or sublicensees), whether or not patentable, and any and all Patent and other intellectual property rights thereto related to the Product.  Mist shall promptly disclose to NovaDel in writing, the conception or reduction to practice, or the discovery, development or making of any and all information and improvements, and shall, and does hereby, assign, and shall cause its Affiliates and sublicensees to assign, to NovaDel, without any additional compensation, all of their respective right, title and interest in and to any intellectual property rights related to the Know-How or Improvements.  To the extent necessary to assign any such intellectual property rights, Mist shall, and shall cause its Affiliates and sublicensees to, enter into and execute all reasonable and appropriate assignments, transfers and other agreements, and enter into all agreements with its employees, consultants, Affiliates and sublicensees that are necessary or appropriate to ensure the assignment of such intellectual property rights to NovaDel.

6.2 Patent Prosecution and Maintenance.

6.2.1 NovaDel Patents.  NovaDel shall be responsible for the preparation, filing, prosecution and maintenance of the NovaDel Patents.  The cost of such preparation, filing, prosecution and maintenance of the NovaDel Patents shall be borne by NovaDel.  NovaDel shall keep Mist informed of progress with regard to the preparation, filing, prosecution and maintenance of NovaDel Patents in the Territory.  If (i) NovaDel elects not to pursue the filing, prosecution or maintenance of a NovaDel Patent in the Territory or fails to take any other action with respect to a NovaDel Patent in the Territory that is necessary or useful to establish or preserve rights with respect to the Product, and (ii) such NovaDel Patent does not claim or cover the NovaDel Process, then NovaDel shall so notify Mist promptly in writing and in good time to enable Mist or any of its Affiliates to meet any deadlines by which an action must be taken to establish or preserve any such rights in such NovaDel Patent in the Territory.  Upon receipt of any such notice by NovaDel or if, at any time, NovaDel fails to initiate any such action within thirty (30) days after a request by Mist or any or its Affiliates that it do so (and thereafter diligently pursue such action), Mist or any of its Affiliates shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such NovaDel Patent at its expense in the Territory.  If Mist or any of its Affiliates elects to pursue such filing or registration, as the case may be, or continue such support, then Mist or such Affiliate shall notify NovaDel of such election and NovaDel shall, and shall cause its Affiliates to, reasonably cooperate with Mist and its Affiliates in this regard.

6.2.2 Cooperation of the Parties.  Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any NovaDel Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any NovaDel Patent claiming the composition or method of manufacture or use of the Product.

6.3 Infringement by Third Parties.  The Parties shall promptly notify the other in writing of any alleged or threatened infringement of any NovaDel Patent of which they become aware.

6.3.1 NovaDel Patents.  With respect to infringement of any NovaDel Patent that is likely to have an effect or impact on the sales or commercial potential of the Product in the Territory, NovaDel shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to such infringement of any NovaDel Patent at its own expense and using counsel of its own choice.  If NovaDel fails to bring an action or proceeding within ninety (90) days following the notice of alleged infringement (or within thirty (30 days of receipt of a Paragraph IV notification under Hatch Waxman) or earlier notifies Mist in writing of its intent not, to bring an action or proceeding, Mist or any of its Affiliates shall have the right to bring and control any such action at its own expense and using counsel of its own choice, and NovaDel shall have the right, at its own expense, to participate in any such action with counsel of its own choice, subject to Mist’s or its Affiliate’s control; provided, however, that if NovaDel enters into negotiations with an alleged infringer within such ninety (90) day period, then NovaDel shall have an additional ninety (90) days to conclude such negotiations before Mist or its Affiliate may bring suit for such infringement.  Neither party shall not enter into any settlement or compromise with respect to any NovaDel Patent without the other party’s prior consent, which consent shall not be unreasonably withheld.

6.3.2 Cooperation.  In the event a Party brings an infringement action in accordance with this Section 6.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Except as otherwise agreed to by the Parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Mist or its designated Affiliate and NovaDel, shall be retained by the Party that brought and controlled such litigation for purposes of this Agreement; provided, however, that to the extent that any award is attributable to the loss of sales of the Product, such amount shall be paid to Mist or designated Affiliate and shall be treated as Net Sales on which royalties shall be due pursuant to Section 4.3.

6.4 Infringement of Third Party Rights.  Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  NovaDel shall have the right to control any defense of any such claim involving alleged infringement of Third Party rights by either Party’s activities under this Agreement at NovaDel’s expense by counsel of NovaDel’s choice; provided, however, that Mist shall bear all costs and expenses associated with the defense of any such claim to the extent that it relates to the Commercialization or Manufacture of the Product in the Territory.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 Representations, Warranties and Covenants.

7.1.1 Mutual Representations.  Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

(a) Such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant the licenses and sublicenses granted pursuant to this Agreement;

(b) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor, to its knowledge, violate any Law of any Governmental Authority having jurisdiction over it;

(c) Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder;

(d) Except for Regulatory Approvals, pricing and/or reimbursement approvals, manufacturing approvals and/or similar approvals necessary for the Development, Manufacture or Commercialization of Product (and the components thereof), such Party has obtained all necessary consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement; and

(e) There is no action or proceeding pending or, to such Party’s knowledge, threatened, that questions the validity of this Agreement or any action taken by such Party in connection with the execution of this Agreement.

7.1.2 Additional Representations of NovaDel.  NovaDel hereby represents and warrants to Mist that, as of the Effective Date:

(a) NovaDel owns all right, title and interest in and to, or has a license, sublicense or other permission to use and license in the Territory the NovaDel Technology;

(b) To NovaDel’s knowledge, all patent applications within the NovaDel Patents are still pending and all issued patents within the NovaDel Patents are in good standing and have not been abandoned;

(c) There is no action, proceeding, or investigation pending or, to NovaDel’s knowledge, threatened, or any basis therefor known to NovaDel, that questions the validity of this Agreement or the right of NovaDel to enter into this Agreement or to consummate the transactions contemplated hereby or that would result, either individually or in the aggregate, in any material adverse event;

(d) The financial statements included in NovaDel’s public filings fairly and accurately present NovaDel’s financial position as of those dates and the results of operations and changes in its financial position for such periods then ended;

(e) NovaDel is not a party to an interference relating to the subject matter of the NovaDel Patents identified on Schedule 1.21 and is unaware of any other assertion or claim challenging the validity or ownership of the NovaDel Patent;

(f) NovaDel does not currently have an agreement with any Third Party granting a license under or to any of the NovaDel Technology to Manufacture or Commercialize the Product in the Territory;

(g) NovaDel is not aware of any generic filing or 505(b) filing against the Product;

(h) To NovaDel’s knowledge, the Manufacture or Commercialization of the Product in the Primary Territory or use of the NovaDel Technology  in the Primary Territory does not, infringe any valid rights of any Third Party including inter alia intellectual property rights;

(i) To NovaDel’s knowledge, the NovaDel Trademark in the Primary Territory is valid and in good standing and has not been abandoned.  All maintenance payments in the Primary Territory have been paid when due; and

(j) NovaDel is a party to that certain Security Pledge Agreement, dated as of May 6, 2008, by NovaDel for the benefit of ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P. and ProQuest Investments III, L.P. (the “Security Agreement”).  Except as otherwise set forth in and/or disclosed in NovaDel’s public filings, NovaDel is not in default nor is NovaDel aware of any facts or circumstances with the passage of time would result in a default under the Security Agreement.

7.2 Limitation on Representations or Warranties.  Notwithstanding anything to the contrary herein, neither Party will be in breach of any representation or warranty made pursuant to this ARTICLE 7 to the extent that the Party alleged to have so breached can demonstrate that the Party alleging such breach had, on or prior to the Effective Date, actual knowledge of such breach of such representation or warranty.

7.3 Disclaimer of Warranty.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 7.1, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND NOVADEL AND MIST EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR  FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED.

7.4 Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE, RECKLESS CONDUCT OR A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 5.  MOREOVER, THE FOREGOING LIMITATIONS WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY UNDER ARTICLE 8.

ARTICLE 8
INDEMNIFICATION; INSURANCE
8.1 Indemnification.

8.1.1 Indemnification by Mist.  Mist hereby agrees to save, defend and hold NovaDel, its Affiliates, and their respective directors, members, agents and employees (collectively, “NovaDel Indemnitees”) harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting from (a) any breach by Mist of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) any alleged violation of any Laws by a Mist Indemnitee relating to the reimbursement, pricing, promotion or advertising of Product, (c) the death of or any injury to any person or any damage to or loss of property as a result of Product Commercialized or otherwise distributed by Mist or its Affiliates or sublicensees, except to the extent that such Losses are subject to indemnification by NovaDel pursuant to Section 8.1.2, or (d) any negligent act, omission or willful misconduct of a Mist Indemnitee in the use, Commercialization or distribution of Product.

8.1.2 Indemnification by NovaDel.  NovaDel hereby agrees to save, defend and hold Mist and its Affiliates and their respective directors, members, agents and employees

(collectively, “Mist Indemnitees”) harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting from (a) any breach by NovaDel of any of its representations, warranties, covenants or obligations pursuant to this Agreement or (b) any negligent act, omission or willful misconduct by NovaDel or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement or in the Development and Manufacturing of Product or in the Commercialization of Product prior to the Effective Date.

8.2 Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under Section 8.1 (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 8.1, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

8.3 Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 8.1.1 and 8.1.2 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects.  Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

8.4 Right to Participate in Defense.  Without limiting Section 8.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3 (in which case the Indemnified Party will control the defense).

8.5 Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion).  The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 8.3 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 8.3.

8.6 Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

8.7 Insurance.  Each party shall obtain and, throughout the Term and for a period of *** after termination of this Agreement, maintain in force General Liability and Products Liability with limits at a minimum of *** Dollars ($***).  Such insurance shall name the other party as an additional insured.  It is understood that such insurance will not be construed to limit either party’s liability with respect to its indemnification obligations under this ARTICLE 8.  Each party will provide the other upon request a certificate evidencing the insurance each party is required to obtain and keep in force under this ARTICLE 8.  Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other party.

                    ARTICLE 9
TERM AND TERMINATION

9.1 Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect for so long as Mist has an obligation to pay monies to NovaDel pursuant to the terms of this Agreement (the “Term”).

9.2 Termination.

9.2.1 Breach.  NovaDel, on the one hand, and Mist, on the other, may, without prejudice to any other remedies available to it at Law or in equity, terminate this Agreement in the event that the other (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations.  The Breaching Party shall have sixty (60) days (twenty (20) days in the event of non-payment) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default.  Any such termination shall become effective at the end of such 60-day period (20-day period for non-payment) unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (20-day period for non-payment).

9.2.2 Bankruptcy.  NovaDel, on the one hand, and Mist, on the other, may terminate this Agreement upon written notice to other at any time, to the extent permitted by Law, if the other shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or if a receiver or trustee of such Party’s property shall be appointed and not discharged within ninety (90) days.

9.2.3 Change of Control.  NovaDel may terminate this Agreement by prior written notice to Mist effective upon the occurrence of a Change of Control of Mist prior to the entry of Generic Competition.  For the purposes of this Section 9.2.3, “Change of Control” means the announcement of any agreement or the consummation of any transaction of the following events: (a) any Specified Person (or group of Specified Persons acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the membership interests then outstanding of Mist normally entitled to vote in elections of directors; (b) Mist consolidates with or merges into a Specified Person, or any Specified Person consolidates with or merges into Mist, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding membership interests of Mist preceding such consolidation or merger; (c) Mist conveys, transfers or leases all or substantially all of its assets to a Specified Person, or (d) any other arrangement whereby a Specified Person controls or has the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management or policies of Mist.  For purposes of this Section, “Specified Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), that, as of the consummation of the Change of Control, is marketing,  promoting, detailing, distributing, offering to sell or selling a Competitive Product in the Territory and such Competitive Product represents greater than 50% of the revenues of such Specified Person or has filed an application for regulatory approval in the Territory with respect to such a Competitive Product.

9.2.4 For Convenience.  Mist may terminate this Agreement upon one hundred eighty (180) days prior written notice if Mist determines in its sole discretion that continued Commercialization of the Product is not Commercially Reasonable; provided that such notice may not be given prior to the second anniversary of the First Commercial Sale.

9.3 Effects of Termination.  Upon termination of this Agreement by NovaDel under Section 9.2.1, 9.2.2 or 9.2.3 or by Mist under Section 9.2.4:

9.3.1 Assignments.  Mist will, and will cause its Affiliates to, as the case may be, promptly (and in each case within sixty (60) days after receipt of NovaDel’s request):

(a) assign to NovaDel all of Mist’s or its Affiliates’ right, title and interest in and to any agreements between Mist and Third Parties that are freely assignable by Mist or its Affiliates and that relate solely to the Commercialization of Product.  For the avoidance of doubt, Mist and its Affiliates will not be required to assign any wholesaler, managed care or similar agreements where the Product is being sold together with other products of Mist or such Affiliates;

(b) assign to NovaDel all of Mist’s or its Affiliates’ right, title and interest in and to any Product Marks (including any goodwill associated therewith), any registrations and design patents for any of the foregoing and any Internet domain name registrations for such trademarks and slogans, solely related to the Product;

(c) to the extent that any agreement or other asset described in this Section 9.3.1 is not assignable by Mist or any of its Affiliates, then such agreement or other asset will not be assigned, and upon the request of NovaDel, Mist will, and will cause its Affiliates to, take such steps as may be necessary to allow NovaDel to obtain and to enjoy the benefits of such agreement or other asset, in the form of a license or other right to the extent Mist and/or its Affiliates have the right and ability to do so; and

(d) provide copies of any other books, records, documents and instruments to the extent related to the Product and to the extent not previously provided, any correspondence with the FDA.

9.3.2 License Grant.  Mist agrees to grant and hereby grants, and agrees to cause its Affiliates to grant, as applicable, to NovaDel, effective upon such termination of this Agreement in whole or in part, an exclusive (even as to Mist and its Affiliates), irrevocable, royalty-free right and license, with the right to sublicense and authorize the grant of further sublicenses, under any intellectual property of Mist or its Affiliates relating to the Product to Commercialize the Product.  Mist agrees to grant and hereby grants, and agrees to cause its Affiliates to grant, to NovaDel, effective upon such termination of this Agreement, an exclusive (even as to Mist and its Affiliates), royalty-free right and license, with the right to grant sublicenses, under any patent, copyright, other intellectual property or Confidential Information of Mist or its Affiliates embodied in or relating to any package inserts, or other promotional materials relating to the Product for the purposes of Commercializing the Product; provided, however, that nothing herein shall be construed to grant NovaDel a right to the name or trade dress of Mist or any of its Affiliates.  For the avoidance of doubt, NovaDel shall not enjoy or exercise any proprietary or property right or otherwise have any other right, title or interest in, to or under the intellectual property of Mist or its Affiliates and any rights of Mist or its Affiliates not expressly granted to NovaDel under the provisions of this Agreement shall be retained by Mist or such Affiliates, as applicable, including the right to utilize any such intellectual property with any other product or device other than the Product.

9.3.3 Disclosure and Delivery.  Mist will, and will cause its Affiliates to, as the case may be, transfer and assign to NovaDel any intellectual property of Mist or its Affiliates (other than the as set forth in the last sentence of Section 9.3.2), to the extent then used solely in connection with the Commercialization of the Product.  With respect to Know-How, such transfer shall be effected by the delivery of documents, to the extent such Know-How is embodied in documents, and to the extent that such Know-How is not fully embodied in documents, Mist shall, and shall cause its Affiliates to, make its or their respective employees and agents who have knowledge of such Know-How in addition to that embodied in documents available to NovaDel for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable NovaDel to practice such Know-How as theretofore practiced by Mist and its Affiliates.

9.3.4 Sublicensees.  NovaDel shall have the option at its discretion to assume the rights and obligations of Mist in each sublicense agreement with respect to the Product to which the licenses granted herein have been terminated.

9.3.5 Disposition of Inventory.  NovaDel shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Product at the price paid for the Product by Mist or any of its Affiliates, as applicable.  NovaDel may exercise such option by written notice to Mist during such thirty (30)-day period.  Upon such exercise, the Parties will establish mutually agreeable and commercially reasonable payment and delivery terms for the sale of such inventory.  If NovaDel does not exercise such option during such thirty (30)-day period, or if NovaDel provides Mist with written notice of its intention not to exercise such option, then Mist and its Affiliates and sublicensees will be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Product that remain on hand as of the effective date of the termination, so long as Mist pays to NovaDel the performance payments applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

9.4 Manufacturing.  Except in connection with a termination by Mist under Section 9.2.1, upon termination of this Agreement and upon NovaDel’s notice to Mist, within thirty (30) days of the termination notice given by the Party which triggered the termination, NovaDel may request that Mist supply NovaDel with quantities of Product for the shorter of (i) the period until NovaDel or its designee has established and validated a manufacturing process for Product and is approved to Manufacture supplies of Product or (ii) eighteen (18) months from the effective date of such termination; provided, however, that NovaDel shall reimburse Mist for Mist’s cost of goods with respect to Product.  Mist shall transfer the completed Manufacturing process for Product to NovaDel or its designee, upon NovaDel’s request and at Mist’s cost and expense, and Mist shall cooperate with NovaDel to effect the transition of such Manufacturing responsibilities.

9.5 FDA Communications.  Upon termination of this Agreement, Mist shall take such steps as necessary to rescind Mist’s or its designated Affiliate’s, as the case may be, designation as NovaDel’s authorized agent for communications with FDA related to the Product.

9.6 Accrued Rights.  Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

9.7 Other Remedies of Mist.  Notwithstanding anything contained herein, in the event that Mist is entitled to exercise its right to terminate this Agreement pursuant to Section 9.2.1, in addition to the right to terminate as provided therein and any other remedies Mist may have hereunder, Mist may continue to exercise its exclusive right to Manufacture and Commercialize the Product under this Agreement and may cure any defaults of NovaDel under Sections 3.12.2, 3.12.5 or 6.2.1.  Upon exercise of the remedies provided in this Section 9.7, royalty payments payable hereunder shall continue to be paid; provided, however, that all costs incurred by Mist in connection with the activities undertaken pursuant to Sections 3.12.2, 3.12.5 and/or 6.2.1 shall be deducted from royalties payable to NovaDel hereunder.

9.8 Survival.  The following Articles and Sections, together with any definitions used or exhibits referenced therein, will survive any termination or expiration of this Agreement: Sections 4.8, 6.1, 7.3, 7.4, 9.3, 9.6, and 9.8 and ARTICLE 5, ARTICLE 8, ARTICLE 10 and ARTICLE 11.

                         ARTICLE 10
DISPUTE RESOLUTION

10.1 Disputes.  For all matters under this Agreement, the Parties hereby agree that disputes shall be referred to the designated Senior Executive of NovaDel and Mist (the “Representatives”).  If any such matter has not been resolved within fifteen (15) Business Days of such referral to the Representatives either Party may invoke the provisions of Section 10.2 for such dispute.  No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration law, including the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement.

10.2 Litigation.  In the event that any dispute is not resolved as provided in the preceding Section 10.1, whether before or after termination of this Agreement, either Party may avail itself of any remedy available to such Party in the state and Federal courts of New Jersey.

10.3 Injunctive Relief.  Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

10.4 Governing Law.  Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside the State of New Jersey.

                            ARTICLE 11
MISCELLANEOUS

11.1 Entire Agreement; Amendment.  This Agreement, including the Schedules and Exhibits attached hereto (each of which is hereby incorporated herein by reference), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties which will continue to govern the obligations of the Parties with respect to information disclosed thereunder with respect to periods prior to the Effective Date.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2 Force Majeure.  Neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement (other than the payment of monies due and owing to a Party under this Agreement), when any such failure or delay is caused by fire, flood, earthquakes, explosions, sabotage, strikes, lockouts, lack of adequate raw materials, insurrections, civil commotions, riots, invasions, wars, acts of war (whether war be declared or not), peril of the sea, acts, restraints, requisitions, regulations or directions of, or omissions or delays in acting by, Governmental Authorities, acts of God, or any similar cause beyond the reasonable control of the performing Party (each, a “Force Majeure Event”).  In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party will notify the other Party forthwith, and will nevertheless make every endeavor, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner.

11.3 Notices.  All notices or other communications that are required or permitted under this Agreement will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below.  Any such communication will be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Mist	Mist Acquisition, LLC
11 Commerce Dr.
1st Floor, Suite #100
Cranford, N.J. 07016
Fax: (908) 325-1692
Attention: Joseph J. Krivulka

With a copy to:	Lowenstein Sandler
65 Livingston Avenue

Roseland, New Jersey
Fax 973-597-6395
Attention: Michael J. Lerner, Esq.

For NovaDel:	NovaDel Pharma Inc.
25 Minneakoning Road
Flemington, New Jersey 08822
Fax: (908) 782-2445
Attention: Chief Executive Officer

with a copy to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Fax: (609) 919-6701
Attention: David Glazer, Esq.

11.4 Independent Contractors.  In making and performing this Agreement, Mist and NovaDel shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between Mist and NovaDel and this Agreement shall not be construed to suggest otherwise.  At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.  Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

11.5 Maintenance of Records.  Each Party shall keep and maintain all records required by Law with respect to Product and shall make copies of such records available to the other Party during normal business hours, upon reasonable prior written notice and solely to the extent access to such records is necessary for a Party to exercise its rights under this Agreement.

11.6 No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.7 Assignment.  Mist may not sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law, sale, merger, consolidation or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of NovaDel which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, Mist, without the consent of NovaDel but subject to Section 9.2.3, may (i) assign, delegate or otherwise transfer this Agreement or any of its rights or obligations under this Agreement (A) to Akrimax or another Affiliate or (B) in connection with a merger, consolidation, sale of all or substantially all assets, sale of equity interests or other change of control transaction involving Mist (or involving the line of business of Mist to which this Agreement relates) or (ii) grant a security interest in, or otherwise pledge or encumber, any or all Mist’s rights under this Agreement.  Any purported assignment or transfer in violation of this Section 11.7 will be void ab initio and of no force or effect.

11.8 Costs.  Each Party shall be solely responsible for its costs and expenses in connection with the execution of this agreement.

11.9 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

11.10 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.11 Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.12 Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.13 No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this License and Distribution Agreement in duplicate originals by their proper officers as of the Effective Date.

NOVADEL PHARMA INC.
By:	/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	Interim Chief Executive Officer

MIST ACQUISITION, LLC
By:	Mist Partners, LLC, its Sole Member
By: JAK Investments, LLC, its Authorized Member
By: /s/ Joseph Krivulka
Name: Joseph Krivulka
Title: Chairman

[Signature Page to License And Distribution Agreement]

SCHEDULE 1.21

NovaDel Patents

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DB1/64080645.1